Item 26. Exhibit (g) iii. b.

___________________________________________________________________________

NOTE: certain information enclosed within brackets
has been excluded from this exhibit because it is
both (i) not material and (ii) would likely cause
competitive harm to the registrant if publicly disclosed.
___________________________________________________________________________
AMENDMENT 10 to the
AUTOMATIC AND FACULTATIVE YRT AGREEMENT
Effective April 1, 2010
(the “Agreement”)

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
C.M. LIFE INSURANCE COMPANY and
MML BAY STATE LIFE INSURANCE COMPANY
(the “Ceding Company”)

and

MUNICH AMERICAN REASSURANCE COMPANY
(the “Reinsurer”)

Coverage: Strategic Edge Group Universal Life (GUL) with or without the variable rider (GVUL)
(GVUL) New York State Business Only
TAI Codes: [_____]
Reinsurer Treaty ID: [_____]

On and after January 1, 2020, the Amendment Effective Date,

Paragraph A of Article III – Basis of Reinsurance of the Agreement is hereby replaced in its entirety with the following:

A.	Life insurance shall be reinsured on a YRT basis for the net amount at risk under the policy reinsured. The Reinsurer shall hold, and the Ceding Company shall take credit for, statutory reserves in accordance with the Standard Valuation Law in effect at the time of issue of the original policy. The Reinsurer represents to the Ceding Company that as of the effective date of this Agreement it is properly licensed and accredited in all jurisdictions where the Accepted Coverages are sold and where the Ceding Company files statutory financial statements. If any such license or accreditation is lost, the Reinsurer will post collateral in a form meeting the state’s laws and regulation on credit for reinsurance.

Paragraph B of Article IV– Premiums, Payments and Reports is hereby replaced in its entirety with the following:

B.	If the Reinsurer increases reinsurance premium rates, the Ceding Company shall be able to [_____], regardless of the length of time the policy has been inforce. The Ceding Company must notify the Reinsurer of its intention to [_____] of the effective date of the rate change.

MARC [_____]_MMLIC [_____] – A10 01012020 (Execution Version)               Page 1 of 3

[page break]

In the event the Ceding Company increases their cost of insurance charges to their customers, the Reinsurer will have the right to [_____].

The maximum reinsurance premiums due to the above increases are [_____].

All terms and conditions of the Agreement not in conflict with the terms and conditions of this Amendment shall continue unchanged.

[SIGNATURE PAGE FOLLOWS]

MARC [_____]_MMLIC [_____] – A10 01012020 (Execution Version)               Page 2 of 3

[page break]

IN WITNESS WHEREOF, both parties in duplicate hereby execute this Amendment in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	Aug 26, 2019
Peter G Ferris
Vice President & Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	Aug 26, 2019
Peter G Ferris
Vice President & Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	Aug 26, 2019
Peter G Ferris
Vice President & Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ Jinnah Cox	Date:	8/18/2019 | 10:51:03 AM EDT

Print name:	Jinnah Cox

Title:	2nd VP & Marketing Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ Glenn Beuschel	Date:	8/26/2019 | 1:21:11 PM EDT

Print name:	Glenn Beuschel

Title:	AVP, Treaty

MARC [_____]_MMLIC [_____] – A10 01012020 (Execution Version)               Page 3 of 3